                                   EXHIBIT B
                               Offer to Purchase

                     BNY/Ivy Multi-Strategy Hedge Fund LLC
                             The Bank of New York
                                One Wall Street
                           New York, New York 10286

              OFFER TO PURCHASE UP TO $10 MILLION OF OUTSTANDING
                         INTERESTS AT NET ASSET VALUE
                            DATED NOVEMBER 8, 2004

                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                12:00 MIDNIGHT, EASTERN TIME, DECEMBER 8, 2004,
                         UNLESS THE OFFER IS EXTENDED

To the Members of
BNY/Ivy Multi-Strategy Hedge Fund LLC:

       BNY/Ivy Multi-Strategy Hedge Fund LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Company"), is offering to purchase for cash on the terms and conditions set forth in this offer to purchase ("Offer to Purchase") and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the "Offer") up to $10 million of Interests in the Company or portions thereof pursuant to tenders by members of the Company ("Members") at a price equal to their net asset value as of December 31, 2004, if the Offer expires on December 8, 2004, or, if the Offer is extended, approximately one month after the expiration date of the Offer (in each case, the "Valuation Date"). (As used in this Offer, the term "Interest" or "Interests," as the context requires, shall refer to the interests in the Company and portions thereof representing beneficial interests in the Company.) If the Company elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined at the close of business on the Valuation Date. This Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Company's Second Amended and Restated Limited Liability Company Agreement dated as of November 2, 2004 (the "LLC Agreement"), if applicable.

       Members should realize that the value of the Interests tendered in this Offer likely will change between September 30, 2004 (the last time net asset value was calculated) and the Valuation Date. Members tendering their Interests should also note that they will remain Members in the Company, with respect to the Interest tendered and accepted for purchase by the Company, through the Valuation Date. Accordingly, the value of a tendered Interest will remain at risk until the Valuation Date, because of its investment pursuant to the Company's investment program.

       Any tendering Members that wish to obtain the estimated net asset value of their Interests should contact the Transfer Agent, at the telephone numbers or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (eastern time). Members desiring to tender all or any portion of their Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Company in the manner set forth in Section 4 below.

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BNY/Ivy Multi-Strategy Hedge Fund LLC


                                   IMPORTANT

       NONE OF THE COMPANY, ITS ADVISER OR ITS BOARD OF MANAGERS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

       BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

       THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

       Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Company's service agent.

                                          The Bank of New York
                                          101 Barclay Street, 20W
                                          New York, New York 10286
                                          Attn: Global Fund Services

                                          Phone: (877) 470-9122

                                          Fax:    (212) 815-5515

BNY/Ivy Multi-Strategy Hedge Fund LLC


                               TABLE OF CONTENTS

                1.  Background and Purpose of the Offer....  B-5
                2.  Offer to Purchase and Price............  B-6
                3.  Amount of Tender.......................  B-7
                4.  Procedure for Tenders..................  B-7
                5.  Withdrawal Rights......................  B-8
                6.  Purchases and Payment..................  B-8
                7.  Certain Conditions of the Offer........  B-9
                8.  Certain Information About the Fund..... B-10
                9.  Certain Federal Income Tax Consequences B-10
                10. Miscellaneous.......................... B-11

BNY/Ivy Multi-Strategy Hedge Fund LLC


                              SUMMARY TERM SHEET

      . As stated in the offering documents of BNY/Ivy Multi-Strategy Hedge Fund LLC (hereinafter "we" or the "Company"), we will purchase your limited liability company interests ("Interest" or "Interests" as the context requires) at their net asset value (that is, the value of the Company's assets minus its liabilities, multiplied by the proportionate interest in the Company you desire to tender). This offer to purchase Interests (the "Offer") will remain open until 12:00 midnight, eastern time, on December 8, 2004 unless the Offer is extended (the "Expiration Date").

      . The net asset value of the Interests will be calculated for this purpose as of December 31, 2004 or, if the Offer is extended, approximately one month after the Expiration Date (in each case, the "Valuation Date"). The Company reserves the right to adjust the Valuation Date as a result of any extension of the Offer. The Company will review the net asset value calculation of the Interests during the Company's audit for its fiscal year ending March 31, 2005, which the Company expects will be completed by the end of May 2005 and the audited net asset value will be used to determine the final amount paid for tendered Interests.

      . You may tender your entire Interest, a portion of your Interest defined as a specific dollar value or a portion of your Interest above the required minimum capital account balance. If you tender your entire Interest (or a portion of your Interest) and we purchase that Interest, we will give you a non-interest bearing, non-transferable promissory note (the "Note") entitling you to an amount equal to the net asset value of the Interest tendered (valued in accordance with the Company's Second Amended and Restated Limited Liability Company Agreement dated November 2, 2004 (the "LLC Agreement"), determined as of the Valuation Date.

      . Normally, a repurchase fee equal to 1.00% of the value of an Interest (or portion of an Interest) repurchased by the Fund will apply if the date as of which the Interest is to be valued for purposes of repurchase is less than one year following the date of a Member's initial investment in the Fund. However, the Company has determined that this fee will be waived in connection with the Offer.

      . The Note will be mailed to you and will entitle you to an initial payment in cash and/or marketable securities (valued according to the LLC Agreement) equal to 95% of the net asset value of the Interest (the "Initial Payment") which will be paid to you within 30 days after the Valuation Date or, if we have requested withdrawals of capital from any portfolio funds in order to finance the purchase of Interests, ten business days after we have received at least 90% of the aggregate amount withdrawn from such portfolio funds.

      . The Note will also entitle you to a contingent payment (the "Contingent Payment") equal to the excess, if any, of (a) the net asset value of the Interest tendered as of the Valuation Date (as it may be adjusted based upon the next annual audit of the Company's financial statements) over (b) the Initial Payment. The Contingent Payment will be payable promptly after the completion of the Company's next annual audit.

      . If you tender only a portion of your Interest you will be required to maintain a minimum capital account balance of $75,000. We reserve the right to purchase less than the amount you tender if the purchase would cause your capital account to have less than the required minimum balance.

      . If we accept the tender of your entire Interest or a portion of your Interest, we will pay you your proceeds from: cash on hand, withdrawals of capital from the portfolio funds in which we have

BNY/Ivy Multi-Strategy Hedge Fund LLC

          invested, the proceeds of the sale of and/or delivery of portfolio securities held by the Company and/or by borrowing if the Offer is extended (which we do not intend to do).

      . Following this summary is a formal notice of our offer to repurchase your Interests. Our Offer remains open to you until 12:00 midnight, eastern time, on December 8, 2004, the expected expiration date of the Offer. Until that time, you have the right to change your mind and withdraw any tender of your Interest. You will also have the right to withdraw the tender of your Interest at any time after January 6, 2005, assuming your Interest has not yet been accepted for repurchase.

      . If you would like us to repurchase your Interest or a portion of your Interest, you should (i) mail the Letter of Transmittal, enclosed with the Offer, to The Bank of New York (the "Transfer Agent"), 101 Barclay Street, 20W, New York, NY 10286, attention Global Fund Services; or (ii) fax it to the Transfer Agent at (212) 815-5515, so that it is received before 12:00 midnight, eastern time, on December 8, 2004. If you fax the Letter of Transmittal, you should mail the original Letter of Transmittal to the Transfer Agent promptly after you fax it (although the original does not have to be received before 12:00 midnight, eastern time, on December 8, 2004).

      . The value of your Interests will change between September 30, 2004 (the last time net asset value was calculated) and the Valuation Date.

      . If you would like to obtain the estimated net asset value of your Interests, which we calculate monthly, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Transfer Agent at (877) 470-9122 or at the address listed above, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (eastern time).

      . If more than $10 million of Interests are duly tendered to the Company prior to the Expiration Date and not withdrawn pursuant to
          Section 5 below, the Company will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Company is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests.

      . Please note that just as you have the right to withdraw the tender of an Interest, we have the right to cancel, amend or postpone this Offer at any time before 12:00 midnight, eastern time, on December 8, 2004. Also realize that although the Offer expires on December 8, 2004, you will remain a Member of the Company, with respect to the Interest tendered and accepted for purchase by the Company, through the Valuation Date. Accordingly, the value of your tendered interest will remain at risk until the Valuation Date, because of its investment pursuant to the Company's investment program.

       1. Background and Purpose of the Offer. The purpose of this Offer is to provide liquidity to Members who hold Interests, as contemplated by and in accordance with the procedures set forth in the Company's prospectus, dated July 23, 2004, as supplemented on October 15, 2004, and statement of additional information, dated July 23, 2004, as supplemented on October 15, 2004 (together, the "Prospectus"), and the LLC Agreement. The Prospectus and the LLC Agreement, which were provided to each Member in advance of subscribing for Interests, provide that the Board of Managers has the discretion to determine whether the

BNY/Ivy Multi-Strategy Hedge Fund LLC

Company will purchase Interests from Members from time to time pursuant to written tenders. The Prospectus also states that BNY Investment Advisors, the investment adviser of the Company (the "Adviser"), expects that it will recommend to the Board of Managers that the Company purchase Interests from Members twice each year, effective as of June 30 and December 31. The Company previously offered to purchase Interests from Members as of June 30, 2004. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Company, the Board of Managers has determined, after consideration of various matters, including but not limited to those set forth in the Prospectus, that the Offer is in the best interest of Members in order to provide liquidity for Interests as contemplated in the Prospectus and the LLC Agreement.

       The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of Members that do not tender Interests. Members that retain their Interests may be subject to increased risks due to the reduction in the Company's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Company believes that this result is unlikely given the nature of the Company's investment program. A reduction in the aggregate assets of the Company may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Company are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members on December 1, 2004 and thereafter from time to time.

       The Company currently expects that it will accept subscriptions for Interests as of December 1, 2004 and on the first day of each month thereafter, but is under no obligation to do so.

       2. Offer to Purchase and Price. Subject to the conditions of the Offer, the Company will purchase up to $10 million of Interests that are tendered by Members and not withdrawn (in accordance with Section 5 below) prior to 12:00 midnight, eastern time, on Wednesday, December 8, 2004 or any later date as corresponds to any extension of the Offer (in each case, the "Expiration Date"). The Company reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of an Interest tendered will be its net asset value as of the Valuation Date, payable as set forth in
Section 6. The Company reserves the right to adjust the Valuation Date as a result of any extension of the Offer. As of the close of business on September 30, 2004, the unaudited net asset value of an Interest corresponding to an initial capital contribution of $100,000 on the following closing dates of the Company was as follows:

       If you invested $100,000      Your Unaudited Net Asset Value as of
       On the following Closing Date     September 30, 2004 would be
       ----------------------------- ------------------------------------
             April 1, 2003                       $108,793.79

             May 1, 2003                         $107,947.41

             June 2, 2003                        $106,855.26

             July 1, 2003                        $106,377.74

             August 1, 2003                      $106,519.40

             September 1, 2003                   $106,402.71

             October 1, 2003                     $105,115.47

             November 3, 2003                    $103,725.32

             December 1, 2003                    $103,001.50

             January 1, 2004                     $102,157.07

             February 2, 2004                    $101,007.44

BNY/Ivy Multi-Strategy Hedge Fund LLC

       If you invested $100,000      Your Unaudited Net Asset Value as of
       On the following Closing Date     September 30, 2004 would be
       ----------------------------- ------------------------------------
             March 1, 2004                       $100,515.59

             April 1, 2004                       $100,364.43

             May 3, 2004                         $100,503.52

             June 1, 2004                        $100,858.54

             July 1, 2004                        $100,562.05

             August 2, 2004                      $101,025.26

             September 1, 2004                   $100,828.62

       As of the close of business on September 30, 2004, there was approximately $118,189,850 outstanding in capital of the Company held in Interests (based on the estimated unaudited net asset value of such Interests). Members may obtain monthly estimated net asset value information, which the Company calculates based upon the information it receives from the managers of the portfolio funds in which the Company invests, until the expiration of the Offer, by contacting the Transfer Agent at the telephone number or address set forth on page 2, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (eastern time).

       3. Amount of Tender. Subject to the limitations set forth below, Members may tender their entire Interest, a portion of their Interest defined as a specific dollar value or the portion of their Interest above the required minimum capital account balance, as described below. A Member that tenders for repurchase only a portion of its Interest will be required to maintain a minimum capital account balance of $75,000. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Company reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained. The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered.

       If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to $10 million (or such greater amount as the Company may elect to purchase pursuant to the Offer), the Company will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Company elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If more than $10 million of Interests are duly tendered to the Company prior to the Expiration Date and not withdrawn pursuant to Section 5 below, the Company will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Company is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

       4. Procedure for Tenders. Members wishing to tender Interests pursuant to the Offer should mail a completed and executed Letter of Transmittal to the Transfer Agent, to the attention of Global Fund Services, at the address set forth on page 2, or fax a completed and executed Letter of Transmittal to the Transfer Agent, also to the attention of Global Fund Services, at the fax number set forth on page 2. The completed and executed Letter of Transmittal must be received by the Transfer Agent, either by mail or by fax, no later than 12:00 midnight on the Expiration Date.

BNY/Ivy Multi-Strategy Hedge Fund LLC


       The Company recommends that all documents be submitted to the Transfer Agent via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Letter of Transmittal to the Transfer Agent must also send or deliver the original completed and executed Letter of Transmittal to the Transfer Agent promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact the Transfer Agent at the address or telephone number set forth on page 2. The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest including, but not limited to, the failure of the Transfer Agent to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, and such determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Company's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Company, the Adviser or the Board of Managers shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

       5. Withdrawal Rights. Any Member tendering an Interest pursuant to this Offer may withdraw such tender at any time prior to or on the Expiration Date and, at any time after January 6, 2005, assuming such Member's Interest has not yet been accepted for purchase by the Company. To be effective, any notice of withdrawal of a tender must be timely received by the Transfer Agent at the address or the fax number set forth on page 2. A form to use to give notice of withdrawal of a tender is available by calling the Transfer Agent at the telephone number indicated on page 2. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Company, in its sole discretion, and such determination will be final and binding. A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

       6. Purchases and Payment. For purposes of the Offer, the Company will be deemed to have accepted (and thereby purchased) Interests that are tendered as, if and when it gives written notice to the tendering Member of its election to purchase such Interest. As stated in Section 2 above, the purchase price of an Interest tendered by any Member will be the net asset value thereof as of the Valuation Date. The net asset value will be determined after all allocations to capital accounts of the Member required to be made by the LLC Agreement have been made.

       For Members who tender their Interest or a portion thereof that is accepted for purchase, payment of the purchase price will consist of a non-interest-bearing non-transferable promissory note (the "Note") entitling a Member to an initial and contingent payment. The Note will entitle the Member to receive an initial payment of 95% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Company. Payment of this amount will be made within one month after the Valuation Date or, if the Company has requested withdrawals of its capital from any portfolio funds in order to finance the purchase of Interests, no later than ten business days after the Company has received at least 90% of the aggregate amount withdrawn by the Company from such portfolio funds. The Note will also entitle a Member to receive a contingent payment equal to the excess, if any, of (a) the net asset value of the Interests tendered and accepted for purchase by the Company as of the Valuation Date, determined based on the audited financial statements of the Company for its fiscal year ending March 31, 2005, over (b) the Initial Payment (the "Contingent Payment"). The Note will be delivered to the tendering Member in the manner set forth below within ten calendar days after the acceptance of

BNY/Ivy Multi-Strategy Hedge Fund LLC

the Member's Interest. The Contingent Payment will be payable (in the manner set forth below) promptly after completion of the audit of the financial statements of the Company for its fiscal year. It is anticipated that the audit of the Company's financial statements will be completed no later than 60 days after March 31, 2005.

       Although the Company has retained the option to pay all or a portion of the purchase price by distributing marketable securities, the purchase price will be paid entirely in cash except in the unlikely event that the Board of Managers determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Members of the Company.

       The Note pursuant to which a tendering Member will receive the Initial Payment and Contingent Payment (together, the "Cash Payment") will be mailed directly to the tendering Member. Any Cash Payment due pursuant to the Note will be made by wire transfer directly to the tendering Member to an account designated by the Member.

       The Company expects that the purchase price for Interests acquired pursuant to the Offer, which will not exceed $10 million, (unless the Company elects to purchase a greater amount) will be derived from: (a) cash on hand;
(b) the proceeds of the sale of securities and portfolio assets held by the Company; and/or (c) possibly borrowings, as described below. The Company will segregate with its custodian cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under the Note, as described above. Neither the Company, nor the Board of Managers, nor the Adviser have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Company, in its sole discretion, may decide to finance any portion of the purchase price, subject to compliance with applicable law, through borrowings. If the Company finances any portion of the purchase price in that manner, it will deposit assets in a special custody account with its custodian, The Bank of New York, to serve as collateral for any amounts so borrowed, and if the Company were to fail to repay any such amounts, the lender would be entitled to satisfy the Company's obligations from the collateral deposited in the special custody account. The Company expects that the repayment of any amounts borrowed will be made from additional funds contributed to the Company by existing and/or new Members or from the proceeds of the sale of securities and portfolio assets held by the Company.

       7. Certain Conditions of the Offer. The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. The purchase price of an Interest tendered by any Member will be the net asset value thereof as of the Valuation Date. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Company also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Interests. If the Company determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

       The Company may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Company would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Company's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Company, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Company, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange

BNY/Ivy Multi-Strategy Hedge Fund LLC

or over-the-counter market where the Company has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Company, (vi) material decrease in the net asset value of the Company from the net asset value of the Company as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Company or its Members if Interests tendered pursuant to the Offer were purchased; or (c) the Board of Managers determines that it is not in the best interest of the Company to purchase Interests pursuant to the Offer. However, there can be no assurance that the Company will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

       8. Certain Information About the Company. The Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is organized as a Delaware limited liability company. The principal office of the Company is located at One Wall Street, 26/th/ Floor, Attn: Product Management, New York, New York, 10286 and the telephone number is (877) 470-9122. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

       The Company does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Company's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Company) or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company; (c) any material change in the present distribution policy or indebtedness or capitalization of the Company; (d) any change in the identity of the investment adviser of the Company, or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of the members of the Board of Managers, to fill any existing vacancy on the Board of Managers or to change any material term of the investment advisory arrangement with the Adviser; (e) a sale or transfer of a material amount of assets of the Company (other than as the Board of Managers determines may be necessary or appropriate to fund any portion of the purchase price for Interests acquired pursuant to this Offer to Purchase or in connection with ordinary portfolio transactions of the Company); (f) any other material change in the Company's structure or business, including any plans or proposals to make any changes in its fundamental investment policies for which a vote would be required by
Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Company by any person.

       Based on September 30, 2004 estimated values, BNY Falcon Three Holding Corp. ("BNY Falcon"), an affiliate of the Company, owns $6,895,955 in Interests, or approximately 5.83% of the outstanding Interests. It is anticipated that BNY Falcon will tender Interests pursuant to the terms and conditions of the Offer. Based on September 30, 2004 estimated values, Newton P.S. Merrill ("Mr. Merrill), a Manager of the Company, owns $108,784 in Interests, or approximately 0.09% of the outstanding Interests.

       To the Company's knowledge, no executive officer, Manager, or other affiliate plans to tender, and the Company presently has no plans to purchase the Interest of any executive officer, Manager or other affiliate of the Company pursuant to the Offer, except as described above with respect to BNY Falcon.

       Other than the acceptance of subscriptions for Interests on October 1, 2004 and November 1, 2004, there have been no transactions involving the Interests that were effected during the past 60 business days by the Company, the Adviser, any Manager or any person controlling the Company or the Adviser or any Manager.

       9. Certain Federal Income Tax Consequences. The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Company from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Company pursuant to the Offer.

BNY/Ivy Multi-Strategy Hedge Fund LLC


       In general, a Member from which an Interest is purchased by the Company will be treated as receiving a distribution from the Company. Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in such Member's Interest. A Member's basis in the Member's Interest will be reduced (but not below zero) by the amount of consideration received by the Member from the Company in connection with the purchase of such Interest. A Member's basis in the Member's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Interest. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Interest is taxable as capital gain or ordinary income, depending on the circumstances. A Member that has its entire Interest purchased by the Company may generally recognize a loss, but only to the extent that the amount of consideration received from the Company is less than the Member's then adjusted tax basis in such Member's Interest.

       10. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Company believes such exclusion is permissible under applicable laws and regulations, provided the Company makes a good faith effort to comply with any state law deemed applicable to the Offer.

       The Company has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Company by contacting the Transfer Agent at the address and telephone number set forth on page 2 or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

                                    ANNEX A

                             Financial Statements

Audited financial statements for the period from April 1, 2003 (commencement of operations) through March 31, 2004 previously filed on EDGAR on Form N-CSR on June 14, 2004.

IVY MULTI-STRATEGY HEDGE FUND LLC

SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
March 31, 2004

                                              Initial
                                            Acquisition
                                               Date        Cost       Value     Liquidity*
                                            ----------- ---------- ----------- -------------
Portfolio Funds - 89.6%

SPECIAL SITUATIONS - 40.7%

Distressed - 19.1%

Cerberus Partners, LP                         4/02/03   $3,650,000 $ 4,176,333 Semi-annually
King Street Capital, LP                       4/02/03    4,100,000   4,651,560 Quarterly
Longacre Capital Partners, LP                 4/02/03    3,850,000   4,331,058 Quarterly
Merced Partners, LP                           4/02/03    3,450,000   3,924,109 Annually
                                                                   -----------
                                                                    17,083,060
                                                                   -----------
Multiple Event-Driven - 21.6%

Davidson Kempner Partners                     4/02/03    3,950,000   4,171,986 Annually
OZ Domestic Partners II, LP                   2/04/04    5,000,000   5,036,291 Annually
Perry Partners, LP                            4/02/03    5,000,000   5,677,079 Annually
Purchase Associates II, LP                    4/02/03    3,150,000   3,273,975 Quarterly
Seneca Capital, LP                            4/01/03      850,000   1,094,462 Annually
                                                                   -----------
                                                                    19,253,793
                                                                   -----------
Total Special Situations
  (cost $33,000,000)                                                36,336,853
                                                                   -----------

RELATIVE VALUE - 29.6%

Convertible Hedging - 5.1%

Advent Convertible Arbitrage Fund, LP (The)   4/02/03    4,200,000   4,554,172 Quarterly
                                                                   -----------

Multi-Hedging Strategies - 22.1%

Amaranth Partners, LLC                        4/02/03    4,950,000   5,392,479 Annually
Deephaven Market Neutral Fund, LLC            4/02/03    5,250,000   5,698,832 Monthly
Elliot Associates, LP                         4/01/03    3,100,000   3,437,556 Semi-annually
Stark Investments, LP                         4/02/03    4,700,000   5,137,888 Annually
                                                                   -----------
                                                                    19,666,755
                                                                   -----------
Statistical Arbitrage Quantitative - 2.4%

d. Quant Fund, LLC                            4/01/03    2,150,000   2,172,527 Daily
                                                                   -----------
Total Relative Value
  (cost $24,350,000)                                                26,393,454
                                                                   -----------

--------------------------------------------------------------------------------
* Available frequency of redemption after initial lock-up period.

See notes to financial statements.

IVY MULTI-STRATEGY HEDGE FUND LLC

--------------------------------------------------------------------------------
March 31, 2004

                                         Initial
                                       Acquisition
                                          Date        Cost       Value    Liquidity*
                                       ----------- ---------- ----------- ----------
EQUITY INVESTING - 19.3%

Long/Short Global - 1.2%

Standard Global Equity Partners SA, LP   4/01/03   $1,050,000 $ 1,041,618  Annually
                                                              -----------
Long/Short Speciality - 5.5%

Minot Capital II, LP                     4/02/03    4,800,000   4,941,606  Quarterly
                                                              -----------
Long/Short Tilt - 12.6%

Alson Signature Fund, LP                 4/02/03    2,250,000   2,488,789  Quarterly
Copper Arch Fund, LP                     4/02/03    4,050,000   4,444,791  Quarterly
Sirios Capital Partners II, LP          10/01/03    4,250,000   4,348,047   Annually
                                                              -----------
                                                               11,281,627
                                                              -----------
Total Equity Investing
  (cost $16,400,000)                                           17,264,851
                                                              -----------
Total Investments
  (cost $73,750,000) - 89.6%                                   79,995,158
Other Assets, Less Liabilities - 10.4%                          9,251,252
                                                              -----------
Members' Capital - 100.0%                                     $89,246,410
                                                              ===========


--------------------------------------------------------------------------------
* Available frequency of redemption after initial lock-up period.

See notes to financial statements.

IVY MULTI-STRATEGY HEDGE FUND LLC

STATEMENT OF ASSETS, LIABILITIES AND MEMBERS' CAPITAL
--------------------------------------------------------------------------------
March 31, 2004

  Assets
  Investments in Portfolio Funds, at fair value (cost $73,750,000) $79,995,158
  Cash                                                               2,395,910
  Receivable for Portfolio Funds sold                                7,116,417
  Prepaid assets                                                        30,452
  Interest receivable                                                      120
                                                                   -----------
   Total Assets                                                     89,538,057
                                                                   -----------

  Liabilities
  Management fee payable                                               113,227
  Administration fee payable                                            49,640
  Accrued expenses and other liabilities                               128,780
                                                                   -----------
   Total Liabilities                                                   291,647
                                                                   -----------
  Net Assets                                                       $89,246,410
                                                                   ===========

  Members' Capital Represented by:
  Net capital contributions                                         83,001,252
  Net unrealized appreciation of investments                         6,245,158
                                                                   -----------
                                                                   $89,246,410
                                                                   ===========

--------------------------------------------------------------------------------
See notes to financial statements.

IVY MULTI-STRATEGY HEDGE FUND LLC

STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------
For the period April 1, 2003* through March 31, 2004

    Investment Income
     Interest                                                  $     1,922
                                                               -----------

    Expenses
     Management                                                    879,018
     Administration                                                136,999
     Legal                                                         122,527
     Printing                                                      117,474
     Organization                                                  112,826
     Audit                                                          75,001
     Directors                                                      47,535
     Insurance                                                      41,250
     Registration                                                   28,654
     Investor servicing                                             22,602
     Custodian                                                      10,758
     Miscellaneous                                                  19,908
                                                               -----------
     Total Expenses                                              1,614,552
                                                               -----------

     Net Investment Loss                                        (1,612,630)
                                                               -----------
    Realized and Unrealized Gain on Investments

    Net realized gain on investments                               155,986
    Net unrealized appreciation on investments                   6,245,158
                                                               -----------
    Net realized and unrealized gain on investments              6,401,144
                                                               -----------

    Net Increase in Members' Capital Resulting from Operations $ 4,788,514
                                                               ===========

--------------------------------------------------------------------------------
* Commencement of operations

See notes to financial statements.

IVY MULTI-STRATEGY HEDGE FUND LLC

STATEMENT OF CHANGES IN MEMBERS' CAPITAL
--------------------------------------------------------------------------------
For the period April 1, 2003* through March 31, 2004


                                                                  Members'
                                                                  Capital
                                                                -----------
    Change in Members' Capital
     Members' Capital, April 1, 2003                            $   100,000

    From Operations
     Net investment loss                                         (1,612,630)
     Net realized gain on investments                               155,986
     Net unrealized appreciation on investments                   6,245,158
                                                                -----------
     Net increase in members' capital resulting from operations   4,788,514
                                                                -----------

    From Members' Capital Transactions
     Members' contributions                                      84,444,108
     Offering costs                                                 (86,212)
                                                                -----------
     Net increase in members' capital from capital transactions  84,357,896

     Members' Capital, March 31, 2004                           $89,246,410
                                                                ===========

--------------------------------------------------------------------------------
* Commencement of operations

See notes to financial statements.

IVY MULTI-STRATEGY HEDGE FUND LLC

STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
For the period April 1, 2003* through March 31, 2004


    Cash Flows from Operating Activities
    Net increase in Members' Capital resulting from operations $  4,788,514

    Adjustments to Reconcile Net Increase in Members' Capital
      Resulting from Operations to Net Cash used in
      Operating Activities:
     Change in net unrealized appreciation on investments        (6,245,158)
     Net realized gain on investments                              (155,986)

    Change in Assets and Liabilities:
     Purchase of Portfolio Funds                                (84,600,000)
     Proceeds from sale of Portfolio Funds                       11,005,986
     Increase in receivable for Portfolio Funds sold             (7,116,417)
     Increase in prepaid assets                                     (30,452)
     Increase in interest receivable                                   (120)
     Increase in management fee payable                             113,227
     Increase in administration fee payable                          49,640
     Increase in accrued expenses and other liabilities             128,780
                                                               ------------
       Net cash used in operating activities                    (82,061,986)

    Cash Flows from Financing Activities
     Proceeds from Members' contributions                        84,444,108
     Offering costs                                                 (86,212)
                                                               ------------
       Net cash provided by financing activities                 84,357,896

    Net increase in cash                                          2,295,910
    Cash at Beginning of Period                                     100,000
                                                               ------------
    Cash at End of Period                                      $  2,395,910
                                                               ============

--------------------------------------------------------------------------------
* Commencement of operations

See notes to financial statements.

IVY MULTI-STRATEGY HEDGE FUND LLC

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
March 31, 2004


NOTE 1. ORGANIZATION

Ivy Multi-Strategy Hedge Fund LLC (the "Fund") is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund was organized as a Delaware limited liability company on September 25, 2002 and commenced operations on April 1, 2003. The Fund had no operations prior to that date other than those related to organizational matters and the issuance of $100,000 of limited liability company interests ("Interests") in the Fund to BNY Falcon Three Holding Corp., an affiliate of BNY Investment Advisors (the "Adviser").

The Fund's investment objective is to provide above average capital appreciation with low to moderate volatility of investment returns. The Fund pursues its investment objective by investing primarily in private investment partnerships and other investment vehicles ("Portfolio Funds") that are managed by a select group of alternative asset managers ("Portfolio Managers") that pursue "Special Situation", "Relative Value" and "Equity Investing" investment strategies. In allocating the Fund's assets for investment, Ivy focuses on the selection of Portfolio Managers that have achieved above average investment returns through different market cycles, with additional consideration given to those managers that have achieved good performance during adverse market conditions. Ivy has primary responsibility for selecting Portfolio Managers and determining the portion of the Fund's assets to be allocated to each Portfolio Manager.

Initial and additional subscriptions for Interests in the Fund are generally accepted as of the first day of each month, unless otherwise determined at the discretion of the Board of Managers (the "Board"). Additional subscriptions for Interests are accepted into the Fund at net asset value. The Fund, from time to time, may offer to repurchase outstanding Interests at net asset value pursuant to written tenders by Members. Repurchase offers will be made at such times and on such terms as may be determined by the Board in its sole discretion. A repurchase fee equal to 1% of the value of an Interest repurchased by the Fund will apply if the repurchase is less than one year following the date of the Member's initial investment in the Fund.

On May 3, 2004, the Fund began making offers to purchase up to $5 million of Interests in the Fund or portions thereof pursuant to tenders by Members at a price equal to their net asset value as of June 30, 2004, and anticipates doing so twice each year, effective June 30 and December 31 thereafter. The initial offer expires on May 28, 2004, if the offer is not extended. In general, the Fund will initially pay 95% of the estimated value of the repurchased Interests to Members within one month after the value of the Interests to be repurchased is determined. The remaining amount will be paid out promptly after completion of the Fund's year end audit.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing the Fund's financial statements are reasonable and prudent; however, actual results could differ from these estimates.

A. SECURITIES VALUATION

The Fund values its holdings in accordance with the valuation principles set forth and established by the Board. These procedures require that the Fund values its investments in Portfolio Funds at fair value. Fair value of these

IVY MULTI-STRATEGY HEDGE FUND LLC

--------------------------------------------------------------------------------

A. SECURITIES VALUATION (continued)

investments ordinarily will be the value determined as of the end of each fiscal period (as defined in the Fund's registration statement) by the Portfolio Managers of each Portfolio Fund, and will ordinarily be the amount equal to the Fund's pro rata interest in the net assets of such Portfolio Fund. Such valuations are net of management and performance incentive fees or allocations payable to the Portfolio Funds' managers pursuant to the Portfolio Funds' agreements. Because Portfolio Funds provide net asset value information to the Fund on a monthly basis and do not generally provide detailed information on their investment positions except on an annual basis, the Fund generally will not be able to determine the fair value of investments or their net asset values other than as of the end of each month and may not be able to verify valuation information provided to the Fund by Portfolio Managers.

To the extent that the Fund invests any of its assets through Portfolio Accounts (as defined in the Fund's registration statement), the Fund will value US exchange traded securities and securities included in the Nasdaq National Market System at the last composite sales price as reported on the exchanges where such securities are traded. Securities traded on a foreign securities exchange will be valued at the last sales price on the exchange where such securities are primarily traded. Listed option and futures contracts will be valued using last sales prices as reported by the exchange with the highest recorded daily volume for such options or futures contract. Other securities for which market quotations are readily available will be valued at their bid prices, or ask prices in the case of securities held short, as obtained from one or more dealers making markets for such securities. If market quotations are not readily available, securities and other assets and liabilities, will be valued at fair value as determined in good faith by, or under the supervision of, the Board. Debt securities with remaining maturities of 60 days or less will be valued at amortized cost, so long as such valuation is determined by the Board to represent fair value.

B. INCOME RECOGNITION

Interest income is recorded on the accrual basis. Realized gains and losses from Portfolio Fund withdrawals are recognized on a cost recovery basis.

C. ALLOCATION OF NET PROFITS AND LOSSES; ALLOCATION OF OFFERING COSTS

Net profits or net losses of the Fund for each fiscal period will be allocated among, and credited to or debited against, the capital accounts of Members (investors that own Interests in the Fund) as of the last day of each fiscal period in accordance with the Members' respective investment percentages as of the beginning of the period. Net profits or net losses will be measured as the net change in the value of the net assets of the Fund (including any net change in unrealized appreciation or depreciation of investments) and realized income and gains or losses and expenses during a fiscal period, before giving effect to any repurchases by the Fund of Interests (or portions thereof), and excluding the amount of any items to be allocated among the capital accounts of the Members other than in accordance with the Members' respective investment percentages. Offering costs required by applicable accounting principles to be charged to capital that are paid or accrued during a fiscal period are allocated and charged to the capital accounts of Members pro rata in accordance with their respective investment percentages as of the beginning of the period.

D. INCOME TAXES

The Fund is classified as a partnership and not as an association taxable as a corporation for Federal income tax purposes. Accordingly, no provision for the payment of Federal, State or local income tax has been provided by the Fund. Each Member is individually required to report on its own annual tax return such Member's distributive share of the Fund's taxable income or loss.

IVY MULTI-STRATEGY HEDGE FUND LLC

--------------------------------------------------------------------------------


D. INCOME TAXES (continued)

For the year ended March 31, 2004, in accordance with the accounting guidance provided in the AICPA Audit and Accounting Guide, "Audits of Investment Companies", the Fund reclassified $1,612,630 and $155,986 from accumulated net investment loss and accumulated net realized gain, respectively, to net capital contributions. This reclassification was reflected as an adjustment to net capital contributions. The amounts of taxable income or loss have been allocated to the Members and had no effect on net assets.

E. ORGANIZATION EXPENSES AND OFFERING COSTS

Organization expenses borne by the Fund amounted to $112,826 through March 31, 2004. Such amounts were charged directly to expense as incurred. Additionally, offering costs of $86,212 were incurred during the period ended March 31, 2004 in connection with issuance of Member interests and were charged directly to capital.

In order to achieve a more equitable distribution of the impact of organization and initial offering expenses among Members, an initial allocation of these expenses was made as of the first date on which capital contributions of Members were made. These allocations thereafter were adjusted as of each date during the one year period following commencement of the Fund's operations that additional capital was contributed to the Fund by Members. This procedure generally resulted in a final allocation of the Fund's organization and initial offering expenses among Members based on the percentage that a Member's contributed capital to the Fund bears to the total capital contributed to the Fund through March 31, 2004.

NOTE 3. MANAGEMENT FEE AND OTHER TRANSACTIONS WITH AFFILIATES

Pursuant to an investment advisory agreement with the Fund, the Adviser is responsible for developing, implementing and supervising the Fund's investment program, subject to the ultimate supervision of and subject to any policies established by the Board of the Fund. The Adviser is a registered investment adviser and a division of The Bank of New York, a New York state chartered bank. The Bank of New York is a subsidiary of The Bank of New York Company, Inc. ("BNYCo"), a financial holding company. Ivy Asset Management Corp. ("Ivy"), a direct, wholly-owned subsidiary of BNYCo, and a registered investment adviser, has been retained by the Adviser to provide day-to-day investment management services to the Fund, subject to the general supervision of the Adviser.

In consideration of services provided by the Adviser, the Fund pays the Adviser a fee, the "Management Fee", computed and paid monthly, at the annual rate of 1.50% of the aggregate value of outstanding Interests determined as of the beginning of every month subsequent to the initial sale of Interests to investors. The Adviser pays Ivy for its services equal to 50% of the Management Fee received by the Adviser. The fee paid to Ivy is borne by the Adviser, not the Fund.

The Bank of New York (the "Administrator") provides various administration, fund accounting, investor accounting, taxation and transfer agent services to the Fund. In consideration of these services, the Fund pays the Administrator a fee, computed and paid quarterly, of an amount which is not to exceed 0.25% of the Fund's net assets on an annual basis and reimburses the Administrator for certain out-of-pocket expenses. Pursuant to the administration agreement with the Fund, the Administrator may appoint sub-administrators to provide these services to the Fund.

The Bank of New York (the "Custodian") also serves as the custodian of the Fund's assets. Custodian fees are included in the 0.25% limitation referred to above.

IVY MULTI-STRATEGY HEDGE FUND LLC

--------------------------------------------------------------------------------


NOTE 3. MANAGEMENT FEE AND OTHER TRANSACTIONS WITH AFFILIATES (continued)

BNY Hamilton Distributors, Inc. (the "Distributor") acts as the distributor of Interests on a best efforts basis, subject to various conditions. Interests are being offered to investors meeting all qualifications for investment in the Fund. These Interests are offered through the Distributor and other brokers, dealers and certain financial institutions that have entered into selling agreements with the Distributor ("Selling Agents"). The Adviser (or one of its affiliates) may pay from its own resources compensation to brokers and dealers of up to 1% of the value of Interests sold by them.

The Fund pays a quarterly fee (the "Investor Servicing Fee") to the Distributor to reimburse it for payments made to Selling Agents and certain financial advisers that have agreed to provide ongoing investor services and account maintenance services to investors in the Fund that are their customers ("Investor Service Providers"). This fee will be in an amount, with respect to each Investor Service Provider, not to exceed the lesser of: (i) 0.50% (on an annualized basis) of the average monthly aggregate value of outstanding Interests held by investors that receive services from the Investor Service Provider, determined as of the last day of each month (before any repurchases of Interests); or (ii) the Distributor's actual payments to the Investor Service Provider.

Each Director receives an annual retainer of $5,000 plus a fee for each meeting attended. All Directors are reimbursed by the Fund for all reasonable out-of-pocket expenses.

NOTE 4. PORTFOLIO TRANSACTIONS

Aggregate purchases and sales of investments (excluding short-term investments) for the period April 1, 2003 (commencement of operations) to March 31, 2004, amounted to $84,600,000, and $11,005,986, respectively. At March 31, 2004, the cost of investments for Federal income tax purposes is adjusted for items of taxable income or loss allocated to the Fund from the Portfolio Funds. The allocated taxable income is reported to the Fund by the Portfolio Funds on Schedule K-1. At March 31, 2004, the cost of investments in Portfolio Funds for Federal Income Tax purposes was estimated to be $75,187,684. Accordingly, accumulated net unrealized appreciation on investments was $4,807,474, consisting of $4,815,856 gross unrealized appreciation and $8,382 gross unrealized depreciation.

NOTE 5. PORTFOLIO FUND INVESTMENTS

The Fund invests in Portfolio Funds that are managed by Portfolio Managers that pursue Special Situations, Relative Value and Equity Investing investment strategies. Portfolio Funds are investment funds typically organized as limited partnerships that do not publicly offer their securities and are not required to register under the 1940 Act. The typical Portfolio Fund has greater flexibility as to the type of securities it may own, the types of trading strategies it may employ and the amount of leverage it may use. The investment programs used by the Portfolio Managers may employ a variety of sophisticated investment techniques that include, among others, short sales of securities, use of leverage (i.e., borrowing money for investment purposes), transactions in derivative securities and other financial instruments such as stock options, index options, futures contracts and options on futures and distressed securities including low-grade bonds and convertible hedging.

The agreements related to Portfolio Funds provide for compensation to the general partners/managers in the form of management fees of 1% to 2% (per annum) of net assets and performance incentive fees or allocations of 20% of net profits earned. The Portfolio Funds provide for periodic redemptions, with lockup provisions of up to three years from initial investment. At March 31, 2004, approximately 5.6% of the Fund's capital is invested in Portfolio Funds with lock-ups extending beyond one year from March 31, 2004. Detailed information about the Portfolio Funds is included on the Schedule of Investments.

IVY MULTI-STRATEGY HEDGE FUND LLC

--------------------------------------------------------------------------------


NOTE 5. PORTFOLIO FUND INVESTMENTS (continued)

In the normal course of business, the Portfolio Funds trade various financial instruments and enter into various investment activities with off-balance sheet risk. These include, but are not limited to, short selling activities, written option contracts, and equity swaps. The Funds risk of loss in these Portfolio Funds is limited to the value of these investments as reported by the Fund.

NOTE 6. BORROWINGS

The Fund is authorized to borrow money for investment purposes, to meet repurchase requests and for cash management purposes. Borrowings by the Fund, including any borrowings on behalf of Portfolio Accounts, are subject to a 300% asset coverage requirement under the 1940 Act. Borrowings by the Fund for investment purposes (a practice known as "leverage") involve certain risks. Any such borrowings by the Fund are made solely for Portfolio Accounts and are not principal investment strategies of the Fund. There were no borrowings by the Fund during the period April 1, 2003 through March 31, 2004.

Portfolio Funds that are not registered investment companies are not subject to the 300% asset coverage requirement referred to above.

NOTE 7. FINANCIAL HIGHLIGHTS

The following represents the ratios to average Members' capital and other supplemental information for the period:

                                                              APRIL 1, 2003 (a)
                                                                   THROUGH
                                                               MARCH 31, 2004
                              -                               -----------------

 Net assets, end of period (000)                                   $89,246
 Ratio of net investment loss to average Members' capital (b)       (2.75%)
 Ratio of expenses to average Members' capital
   (excluding organization expenses) (b)                             2.56%
 Ratio of expenses to average Members' capital (b)                   2.76%
 Total return (b)                                                    8.38%
 Portfolio turnover rate                                               19%

(a)Commencement of operations

(b)Net investment loss ratio, expenses to average Members' capital ratio and total return are calculated for the Members as a whole. An individual Member's return may vary from this return based on the timing of capital transactions.

NOTE 8. SUBSEQUENT EVENTS

Effective April 1, 2004, the Fund received additional contributions from Members of approximately $8,312,000. On April 1, 2004, the Fund made additional investments in Portfolio Funds of approximately $16,300,000.